Exhibit 23.2

CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

We have issued our report dated November 30, 2017 (except for Notes A and H, as to which the date is February 26, 2020), with respect to the consolidated financial statements of Geospatial Holdings, Inc. and subsidiaries which are included in the Current Reports on Form 8-K/A of NV5 Global, Inc. filed February 26, 2020. We consent to the incorporation by reference of said report in the Registration Statements of NV5 Global, Inc. on Form S-3 (File Nos. 333-212149 and 333-224392) and on Form S-8 (File Nos. 333-187963, 333-212150 and
333-212159).

/s/ Grant Thornton LLP

Milwaukee, Wisconsin
February 26, 2020